Exhibit (h)(7)

AMENDED AND RESTATED

CLASS ACTION AND FAIR FUND SERVICES AGREEMENT

THIS CLASS ACTION AND FAIR FUND SERVICES AGREEMENT (this “Agreement”), made the 12th day of January, 2012, as amended February 14, 2017, and further amended September 8, 2017, is by and between CROSSMARK CONSULTING, LLC (Crossmark Consulting), a Texas limited liability company having its principal place of business in Houston, Texas, and STEWARD FUNDS, INC. (“SFI”), a Maryland corporation having its principal place of business in Houston, Texas, acting on behalf of its series portfolios listed on Schedule A hereto (each a "Fund”).

WITNESSETH

WHEREAS, SFI and the Funds are engaged in business as management investment companies and are registered as such under the Investment Company Act of 1940 ("Act"); and

WHEREAS, SFI and the Funds invest in securities of companies that may be involved in possible violations of federal and/or state securities laws, abuses of management responsibilities, breaches of fiduciary duties and/or other corporate conduct affecting the companies’ securities that could give rise to claims for damages by a Fund through class action litigation (“Class Action”); and

WHEREAS, Crossmark Consulting has, with the approval of SFI’s Board of Directors (“Board”), entered into an agreement with Robbins Geller Rudman & Dowd LLP (hereinafter, “RGRD”), as amended September 8, 2017, under which RGRD will monitor the Funds’securities portfolios to identify whether a Fund may have a potential claim for damages that may be pursued via a Class Action; and

WHEREAS, the Securities and Exchange Commission from time to time may order that amounts received as disgorgement and penalties and certain donations be deposited in a “Fair Fund” to be used for the benefit of investors harmed by violations that are the subject of agency proceedings, as described in 15 U.S.C. 7246 and rules thereunder; and

WHEREAS, Crossmark Global Investments, Inc. (“Crossmark”) previously performed the services and received the fees described herein pursuant to resolutions unanimously adopted by the Board at a meeting held February 17, 2009, which services and fees were regularly reviewed by the Board; and

WHEREAS, the Board originally approved this Agreement effective February 25, 2011, in order to document the arrangement for such services and fees, as provided herein, and to ratify and confirm all such services provided by Crossmark and fees paid to Crossmark prior to February 25, 2011, pursuant to such resolutions; and

WHEREAS, the Board, by amendment dated January 12, 2012, substituted Crossmark Consulting (then known as CFS Consulting Services, LLC) for Crossmark (then known as Capstone Asset Management Company) as a party hereto; and

WHEREAS, the Board, by amendment dated February 14, 2017 approved the addition of a new Fund of SFI that had previously been covered under this Agreement as a series portfolio of another affiliated investment company; and

Class Action and Fair Fund Services Agreement – Steward Funds, Inc.

Effective: September 8, 2017

WHEREAS, the Board, by amendment dated September 8, 2017 approves the addition of one new Fund of SFI not previously covered under this agreement;

NOW THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1.	Employment of Crossmark Consulting. SFI hereby employs Crossmark Consulting to perform the duties set forth in Paragraphs 2 and 3 below for the period and on the terms set forth in this Agreement. Crossmark Consulting hereby accepts such employment and agrees during such period to render the services set forth in this Agreement for the compensation herein provided. Crossmark Consulting shall for all purposes herein be deemed to be an independent contractor and, except as expressly provided or authorized (whether herein or otherwise), shall have no authority to act for or represent SFI or the Funds in any way or otherwise be deemed an agent of SFI or the Funds.

2.	Duties of Crossmark Consulting with respect to Class Actions. With respect to Class Actions, Crossmark Consulting undertakes to provide the following services and to assume the following obligations, subject to the supervision of the Funds’ Chief Compliance Officer and the overall direction of the Board and officers of SFI:

(a)	To review all Class Action materials received by Crossmark Consulting to determine whether they may involve a potential claim by a Fund and to determine whether a Fund shall participate in any such Class Action;

(b)	To monitor, and maintain logs regarding, the status of each potential and actual Class Action involving a potential or actual claim by a Fund, including the role, if any, of Crossmark Consulting or a Fund in such Class Action;

(c)	To assist RGRD in obtaining information or documentation needed to file a claim in a Class Action or to obtain a recovery from settlement of a Class Action.

(d)	To keep a log of confirmed amounts of recovery due to a Fund, as notified to Crossmark Consulting by RGRD, subject to RGRD’s service fee, and to assure that such recoveries are received and are reported to persons responsible for properly reflecting such recoveries in a Fund’s records;

(e)	To report to the Board, at its regular meetings and as may otherwise be requested by the Board, regarding the status of Class Actions affecting the Funds;

(f)	To maintain in accordance with applicable recordkeeping rules, and make available for inspection by Fund management or regulatory organizations: (1) copies of Class Action claim submissions and other filings; (2) copies of materials provided to the Board pursuant to paragraph 2(e) above; and (3) documentation relating to Class Action recoveries and the allocation of such recoveries.

Class Action and Fair Fund Services Agreement – Steward Funds, Inc.

Effective: September 8, 2017

3.	Duties of Crossmark Consulting with respect to Fair Funds. With respect to Fair Funds, Crossmark Consulting undertakes to provide the following services and to assume the following obligations, subject to the supervision of the Funds’ Chief Compliance Officer and the overall direction of the Board and officers of SFI: To review all Fair Fund materials received by Crossmark Consulting to determine whether they may involve a potential claim by a Fund;

(a)	To identify and analyze potential claims by a Fund for amounts from a Fair Fund;

(b)	To monitor, and maintain logs regarding, the status of each potential and each filed claim by a Fund with respect to a Fair Fund;

(c)	To obtain, prepare and submit the documentation required to file a claim and to obtain recovery from a Fair Fund;

(d)	To monitor the status of Fair Fund claims and any amounts determined to be recoverable by a Fund from a Fair Fund and to assure that recoveries are received and reported to persons responsible for properly reflecting such recoveries in a Fund’s records;

(e)	To report to the Board, at its regular meetings and as may otherwise be requested by the Board, regarding the status of Fair Funds claims affecting the Funds;

(g)	To maintain in accordance with applicable recordkeeping rules, and make available for inspection by Fund management or regulatory organizations: (1) copies of Fair Funds claim submissions and other filings; (2) copies of materials provided to the Board pursuant to paragraph 3(f) above; and (3) documentation relating to Fair Fund recoveries and the allocation of such recoveries.

4.	Expenses assumed by Crossmark Consulting. Crossmark Consulting assumes and shall pay for maintaining the staff and personnel and shall at its own expense provide the equipment (other than equipment used in connection with the Funds' custodial system), office space and facilities necessary to perform its obligations under this Agreement.

5.	Compensation. As compensation for the services rendered, the facilities furnished and the expenses assumed by Crossmark Consulting hereunder, each Fund shall pay to Crossmark Consulting the following fees calculated on the amounts received by a Fund: 6% of amounts received by the Fund from a Fair Fund. Such fees to Crossmark Consulting shall be deducted from amounts received by a Fund at the time they are received by the Fund and shall be immediately paid to Crossmark Consulting.

6.	Liabilities of Crossmark Consulting. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Crossmark Consulting, the Firm shall not be liable to SFI, a Fund, or to any shareholder of a Fund for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in connection with the services provided by Crossmark Consulting hereunder.

Class Action and Fair Fund Services Agreement – Steward Funds, Inc.

Effective: September 8, 2017

7.	Termination. This Agreement may be terminated with respect to one or more Funds without the payment of any penalty (i) by SFI on 60 days' notice to Crossmark Consulting and (ii) by Crossmark Consulting on 90 days' written notice to SFI; provided that Crossmark Consulting shall be paid fees described herein with respect to any recoveries for which completed claims were filed by Crossmark Consulting prior to such notice of termination of this Agreement.

8.	Amendments; Addition of Funds. This Agreement may be amended by written agreement between the parties at any time provided such amendment is authorized or approved by the Board and in accordance with any applicable regulatory requirements. A Fund may be added to Schedule A hereto at any time provided such addition is approved by the Board.

9.	Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

If to Crossmark Consulting:

Crossmark Consulting, LLC

3700 West Sam Houston Parkway South #250

Houston, Texas 77042

If to SFI:

Steward Funds, Inc.

3700 West Sam Houston Parkway South #250

Houston, Texas 77042

or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 9.

10.	Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

11.	Headings. Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof.

12.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

Class Action and Fair Fund Services Agreement – Steward Funds, Inc.

Effective: September 8, 2017

13.	Governing Law. This Agreement shall be subject to the laws of the State of Texas, and shall be interpreted and construed to further and promote the operation of SFI, including each Fund, as a diversified open-end management company.

14.	Ratification of Prior Services and Fees. All services performed by Crossmark Consulting and fees received by Crossmark Consulting in accordance with resolutions adopted by the Board at its meeting held February 17, 2009, which resolutions are included as Attachment 1 hereto, be, and they hereby are, ratified confirmed and approved.

IN WITNESS WHEREOF, the parties hereto have caused this amended Agreement to be executed.

STEWARD FUNDS, INC.

By	/s/ Michael L. Kern, III
Date:	September 8, 2017
Name:	Michael L. Kern, III, CFA
Title:	President

CROSSMARK CONSULTING, LLC

By	/s/ Michael L. Kern, III
Date:	September 8, 2017
Name:	Michael L. Kern, III, CFA
Title:	President

Class Action and Fair Fund Services Agreement – Steward Funds, Inc.

Effective: September 8, 2017

SCHEDULE A

The following series of Steward Funds, Inc. are Funds under this Class Action and Fair Funds Services Agreement:

Steward Large Cap Enhanced Index Fund

Steward Global Equity Income Fund

Steward International Enhanced Index Fund

Steward Select Bond Fund

Steward Small-Mid Cap Enhanced Index Fund

Steward Covered Call Income Fund

Class Action and Fair Fund Services Agreement – Steward Funds, Inc.

Effective: September 8, 2017